Exhibit 10.1

CAREER EDUCATION CORPORATION

EXECUTIVE SEVERANCE PLAN

Plan Document and Summary Plan Description

(Amended and Restated as of July 1, 2010)

Career Education Corporation (“CEC”) previously implemented the Career Education Corporation Severance Plan for Executive Level Employees, effective as of February 1, 2008, which is amended and restated by this document as the Career Education Corporation Executive Severance Plan (the “Plan”). The Plan describes the circumstances under which certain Eligible Employees of CEC and its subsidiaries (collectively, the “Company”) may receive severance benefits if their employment with the Company is involuntarily terminated. The purpose of the Plan is to assist Eligible Employees, as defined below, during the transition to their next employment. The Plan is effective for terminations occurring on or after the Effective Date (as defined in Section V.B.) and supersedes and replaces any and all prior severance policies, plans, and programs applicable to the Eligible Employees, as in effect prior to the Effective Date.

I. ELIGIBILITY

A.	Eligibility for Discretionary Benefit Upon Involuntary Termination.

If the Plan Administrator (as defined in Section III.A) determines that the employment of an Eligible Employee (as defined in Section I.B) is involuntarily terminated by action of the Company, the Plan Administrator may, in its sole discretion, provide such Eligible Employee a benefit, determined in accordance with Section II.A. An individual who does not meet the requirements of this Section I shall not be entitled to receive a benefit under the Plan.

B.	Eligible Employees.

Employees of the Company who are eligible to participate in the Plan (“Eligible Employees”) include only those employees (i) whose regular place of employment is at a location in the United States and (ii) that are considered officers of CEC who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, at the time of employment termination.

C.	Terminations Deemed Not Involuntary.

Unless the Compensation Committee of the Board of Directors of CEC (the “Compensation Committee”) determines otherwise, if the Plan Administrator determines that an Eligible Employee’s employment with the Company has been terminated (i) for Cause, (ii) due to an agreement between the Company and the Eligible Employee whereby the Eligible Employee becomes a consultant or independent contractor with the Company, (iii) by reason of death, disability, retirement (including voluntary retirement under a special early retirement incentive program), or (iv) for any form of voluntary termination, such termination shall not be considered involuntary, and such Eligible Employee shall not be eligible to receive any severance benefits under the Plan. An employee’s termination of employment with the Company shall be a termination for Cause if the employee is discharged by the Company for poor performance, non-performance, or misconduct. Misconduct shall include, but is not limited to, insubordination, dishonesty, theft, violation of Company rules, and willful destruction of Company property.

D.	Early Departure.

The Plan Administrator, in its sole discretion, shall determine the date that an Eligible Employee terminates employment with the Company for purposes of determining eligibility for benefits under the Plan. An Eligible Employee shall not be deemed terminated simply upon notice by the Company of termination or possible termination at some future date, whether or not such date is fixed and certain. Any employee who resigns before any termination date specified by the Company or while the Company still desires such employee’s continuing services shall not be eligible to receive a benefit under the Plan.

E.	Reemployment and Offers of Reemployment.

Benefits under the Plan for any Eligible Employee, who is terminated by the Company in a manner that would entitle him or her to Plan benefits and who is reemployed or offered reemployment by the Company or a related entity of the Company, shall cease as of and upon such Eligible Employee’s reemployment, or offer of reemployment in a similar position, regardless of whether the Eligible Employee was otherwise entitled to additional benefits under the Plan.

F.	Offer of Another Position.

If an Eligible Employee is terminated after having refused another position with the Company or a related entity (or, in the event of any type of corporate transaction, with a purchaser or other acquiring entity, or a related entity of the Company, purchaser, or acquiring entity), such termination shall not be considered involuntary, and such employee shall not be eligible to receive a benefit under the Plan; provided, however, that the Plan Administrator, in its sole discretion, may treat such termination as involuntary if such position, if accepted, would have resulted in a material negative change in the employee’s service relationship as compared with the situation in effect immediately prior to such termination, or is at a location sufficiently distant from the location of the employee’s current position as would require relocation of such employee’s residence.

G.	Release of Claims.

In addition to the terms and conditions for benefits stated above, the Plan Administrator shall require, that as a condition of eligibility for severance benefits, an Eligible Employee shall sign a release of claims in a form acceptable to the Plan Administrator. The Eligible Employee’s failure or refusal to sign such release or the Eligible Employee’s revocation of such release, to the extent revocation is permitted by the terms of the release and this Plan, shall disqualify the Eligible Employee from receiving any benefits under this Plan.

The Plan Administrator shall advise an Eligible Employee to consult an attorney at his or her own expense prior to executing a release of claims and shall, in accordance with the circumstances of the termination, afford such Eligible Employee either (a) a reasonable period of time, as determined solely within the Plan Administrator’s discretion, or (b) the period of time required by applicable law, to consider whether to execute such release. If an Eligible Employee signs such release, he or she shall have seven (7) days after execution of such release to revoke such release. Upon the expiration of the seven (7) day revocation period, if the Eligible Employee has not effectively revoked his or her release (as provided in the release document), then such release shall become irrevocable.

If an Eligible Employee files a lawsuit, charge, complaint or other claim asserting any claim or demand within the scope of any such release, the Company and Plan Administrator, whether or not such claim may be valid, shall retain all rights and benefits of the release and this Plan and shall have the right to recoup the value of all payments made in accordance with the Plan, together with costs and attorneys fees, in accordance with applicable law. Nothing provided herein shall restrict the Company’s ability or freedom to make any offer in settlement of any claim against the Company, Plan Administrator, or any of the Company’s employee benefit plans without regard to the terms of this Plan.

H.	Other Conditions for Plan Benefits.

In addition to the other requirements for benefits set forth in this Section I, the Plan Administrator will require an Eligible Employee to enter into a separation agreement provided by the Company. Such separation agreement will require the Eligible Employee to meet certain obligations as a condition to obtaining or continuing to receive benefits under the Plan. Examples of these obligations include, but are not limited to, the following, to the extent permitted by governing law and allowed under the ethical rules of any applicable professional licensing organizations: returning Company property, a minimum of an eighteen (18) month covenant not to solicit Company employees, a minimum of a twelve (12) month covenant not to compete with the Company, maintaining confidentiality of confidential information received while employed by the Company, and cooperating in litigation or an investigation involving the Company.

I.	Supplements.

The Plan Administrator may also attach, as a Supplement to this Plan, the terms and conditions (including the amount) of a severance arrangement applicable to one or more Eligible Employees as the result of a corporate event, such as a down-sizing, reduction in force, or closing of a division or facility. Any such Supplement will be subject to the provisions of this Plan, unless otherwise set forth in such Supplement.

II. AMOUNT AND PAYMENT OF SEVERANCE BENEFITS

A.	Generally.

If, in accordance with Section I.A, the Plan Administrator determines that an individual is an Eligible Employee under the terms of the Plan, the Plan Administrator shall determine, in its sole discretion and on a nondiscriminatory basis, the amount and type of severance benefits the Eligible Employee shall receive, subject to this Section II and taking into account any factors that the Plan Administrator deems reasonable and appropriate. The Plan Administrator may establish, and may from time to time and at any time amend, standards or definitions applicable to such determinations if the Plan Administrator deems such standards or definitions appropriate.

1.	Severance Pay. An Eligible Employee, whose employment is involuntarily terminated by the Company for any reason, other than a termination deemed not involuntary under Section I.C., shall be entitled to a minimum of twenty-six (26) weeks of Pay and a maximum of fifty-two (52) weeks of Pay at the time of termination to be paid in accordance with Section II.B and to be calculated as follows:

(a)	An Eligible Employee with fewer than nine (9) full years of Continuous Service with the Company at the time of termination shall be entitled to twenty-six (26) weeks of Pay.

(b)	An Eligible Employee with nine (9) to seventeen (17) full years of Continuous Service with the Company at the time of termination shall be entitled to three (3) weeks of Pay per year of Continuous Service.

(c)	An Eligible Employee with eighteen (18) or more full years of Continuous Service with the Company at the time of termination shall be entitled to fifty-two (52) weeks of Pay.

Such Eligible Employee shall also be entitled to a lump sum payment of his or her prorated bonus earned during the year of termination, calculated in accordance with the method for determining bonuses for other similarly situated employees and paid in accordance with the normal procedures but not later than two and one-half months after the close of the calendar year in which the termination takes place.

2.	Partially Subsidized COBRA Premium. An Eligible Employee who is a participant in the Company’s health and/or dental insurance plan(s) at the time of termination, and who, after termination, timely elects to continue such insurance coverage under the federal law commonly referred to as COBRA, shall be entitled to such COBRA coverage at the same cost that similarly situated active employees of the Company pay for such insurance coverage (as in effect from time to time) for the period of time beginning immediately after such employment termination and lasting for the number of weeks that is equal to the number of weeks of Pay for which the Eligible Employee is eligible (or the COBRA period, if shorter).

3.	Outplacement. An Eligible Employee shall receive outplacement assistance from a provider selected by the Company. The terms and conditions of any such outplacement assistance shall be communicated in writing to the Eligible Employee at the time of his or her employment termination (or as soon as possible thereafter), but in no event will provision, or reimbursements, of such assistance occur later than December 31 of the second year following the year in which the Eligible Employee terminates employment.

For purposes of computing an Eligible Employee’s benefits under the Plan, “Continuous Service” shall mean the Eligible Employee’s most recent unbroken period of employment with the Company (as described more fully below), including service with a predecessor employer acquired by the Company, beginning on his or her most recent hire date and ending on the date of his or her employment termination. Continuous Service shall not include any period of earned, unused vacation or any period during which the Company classified the Eligible Employee as a consultant or independent contractor. For purposes of this definition, recognized leaves of absence which are each less than one (1) year in duration will not be considered to cause a break in an Eligible Employee’s period of employment with the Company. Notwithstanding the foregoing, the Plan shall at all times comply with the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

For purposes of this Section II.A., an Eligible Employee’s “Pay” shall mean his or her base pay, as shown on the Company’s records, at the time of termination.

B.	Payment.

Payment and provision of severance benefits shall be subject to the following terms and conditions:

1.	Severance benefits based on weeks of Pay will be paid in a lump sum following termination of employment and shall be made on or before March 15 of the year following the year in which the Eligible Employee’s termination occurs. If the Eligible Employee has not signed the required release of claims and the required separation agreement, or if any applicable revocation period has not expired, by the March 15 described above, the Eligible Employee will forfeit any benefits otherwise due under the Plan.

2.	Bonus payments will be paid in a lump sum as soon as practical in the year following the year in which an Eligible Employee’s termination occurs, but in no event will payment of bonus payments be made after March 15th of the year following the year in which an Eligible Employee’s termination occurs.

3.	Severance benefits shall be subject to all applicable federal and state tax withholding and any other withholdings required under applicable law.

4.	Severance benefits shall be in addition to any pay for accrued but unused vacation to which a terminated Eligible Employee may be entitled.

5.	Severance benefits shall not be considered “compensation” for purposes of determining any benefits provided under any pension, savings or other employee benefit plan maintained by the Company.

C.	Interaction With WARN Act.

Notwithstanding anything in this Plan to the contrary, benefits payable under the Plan will be reduced (but not below zero) by any amounts required to be paid to each Eligible Employee pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), without regard to whether Eligible Employees assert such rights. The Plan is not intended to duplicate payments already required by WARN.

D.	Other Benefits/Offsets.

Any benefit payment due to an Eligible Employee under this Plan will be reduced (but not below zero) by any severance pay, salary continuation, termination pay, or similar pay or allowance (“Other Benefit Arrangement”) that the Eligible Employee receives or is entitled to receive under any employment, severance or other agreement between the Eligible Employee and the Company. This Plan is not intended to, and shall not result in any duplication of payments or benefits to any Eligible Employee under any Other Benefit Arrangement.

If the Plan Administrator determines that an employee (i) could have been terminated for Cause, (ii) violated his or her separation agreement, or (iii) has been reemployed or offered reemployment as described in Section I.E., then the Plan Administrator may either cancel or stop the payment or provision of any Plan benefits. In addition, if the employee already began to receive Plan benefits under such circumstances (except reemployment or an offer of reemployment), the Plan Administrator may require the employee to reimburse the Company for the gross amount of any Plan benefits already received.

Plan benefits can also be reduced for tax withholding as described in Section II.B.2.

III. PLAN ADMINISTRATION

A.	Employee Benefits Committee is Plan Administrator.

The Board of Directors of CEC and the Compensation Committee have appointed the Employee Benefits Committee as the Plan Administrator and the Named Fiduciary of the Plan. The Plan Administrator may delegate its powers and responsibilities for administration of the Plan to one or more persons or subcommittees. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

B.	Plan Administrator’s Determination.

Unless otherwise determined by the Compensation Committee, all determinations regarding benefits will be made by the Plan Administrator in accordance with the written terms of the Plan. The Plan Administrator shall have the express discretionary authority to determine eligibility for benefits and the amount of benefits, to decide factual and other questions relating to the Plan, and to interpret the terms of the Plan. Determinations and interpretations by the Plan Administrator, including without limitation decisions relating to eligibility for, entitlement to, and payment of benefits, shall be conclusive and binding for all purposes (unless determined by a court of competent jurisdiction to be an arbitrary and capricious abuse of discretion). When making any determination or calculation, the Plan Administrator shall be entitled to rely upon the accuracy and completeness of information furnished by the Company’s employees and agents.

IV. CLAIMS FOR BENEFITS

A.	Submission of Claims.

All claims for benefits must be submitted to the Plan Administrator.

B.	Denial of Claims.

If a claim for benefits is denied in whole or in part, the claimant shall receive a written or electronic notice explaining the denial of the claim within ninety (90) days after the Plan Administrator’s receipt of the claim. If the Plan Administrator determines that for reasons beyond its control, a ninety (90) day extension of time is necessary to process the claim, the claimant shall be notified in writing of the extension and reason for the extension within ninety (90) days after the Plan Administrator’s receipt of the claim. The written extension notification shall also indicate the date by which the Plan Administrator expects to render a decision. A notice of denial of claim shall contain the following:

1.	The specific reason or reasons for the denial;

2.	Reference to the specific Plan provisions on which the denial is based;

3.	A description of any additional materials or information necessary for such claimant to perfect the claim and an explanation of why such material or information is necessary; and

4.	A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(c) of ERISA following an adverse benefit determination on review.

C.	Review of Denied Claims.

A claimant may file a written request for a review of the denial of a claim within sixty (60) days after receiving written or electronic notice of the denial. The claimant may submit written comments, documents, records and other relevant information in support of the claim. A claimant shall be provided, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. A document, record, or other information shall be considered relevant if it: (a) was relied upon in denying the claim; (b) submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon; (c) demonstrates compliance with the claims procedures process; or (d) constitutes a statement of Plan policy or guidance concerning the denied benefit. In reviewing a denied claim, the reviewer shall take into consideration all comments, documents, records, and other information submitted by the claimant in support of the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator will notify the claimant electronically or in writing of its decision on the appeal. Such notification will be in a form designed to be understood by the claimant. If the claim is denied in whole or in part on appeal, the notification will also contain:

1.	The specific reason or reasons for the denial;

2.	Reference to the specific Plan provisions on which the determination is based;

3.	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. A document, record, or other information shall be considered relevant if it: (i) was relied upon in denying the claim; (ii) submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon; (iii) demonstrates compliance with the claims procedures process; or (iv) constitutes a statement of Plan policy or guidance concerning the denied benefit; and

4.	A statement that the claimant has a right to bring an action under Section 502(a) of ERISA and information about any voluntary appeals.

Such notification will be given by the Plan Administrator within sixty (60) days after the complete appeal is received by the Plan Administrator (or within one hundred twenty (120) days if the Plan Administrator determines special circumstances require an extension of time for considering the appeal, and if written notice of such extension and circumstances is given to the claimant within the initial sixty (60) day period). Such written extension notice shall also indicate the date by which the Plan Administrator expects to render a decision.

No person may bring an action for any claim for Plan benefits in a court of law unless the claims and appeals procedures set forth above are exhausted and a final determination is made by the Plan Administrator. Any action brought in a court of law after exhaustion of such remedies must be brought within one (1) year after the Plan Administrator delivers final notice that a claimant’s appeal was denied in whole or in part.

D.	Legal Action.

If a claimant decides to take legal action related to a claim for benefits or such claimant’s rights under the Plan, the agent to receive legal process is the Plan Administrator.

V. MISCELLANEOUS

A.	Status of Plan.

The Plan is a severance plan and is therefore a welfare benefit plan within the meaning of Section 3(1) of ERISA, rather than a pension or retirement plan. Benefits payable under the Plan are not contingent, directly or indirectly, on an Eligible Employee’s retirement. Eligible Employees have no vested right to benefits under the Plan.

B.	Effective Date.

The “Effective Date” of the Plan is July 1, 2010.

C.	No Vested Benefits.

Inclusion as an Eligible Employee does not confer any vested benefits on a participant. No benefits are vested until an Eligible Employee has been terminated and notified of his or her benefits under the Plan.

D.	Amendment and Termination.

CEC reserves the right to amend, modify or terminate, in whole or in part, the Plan at any time.

E.	Funding of Benefits.

Plan benefits are paid from the Company’s general assets as benefits become payable under the Plan. No separate trust or segregated assets shall be required to be established to pay benefits.

F.	Binding on Successors and Assigns.

The provisions of this Plan shall be binding on the Company and its successors and assigns.

G.	Severability.

In the event that any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

H.	Non-alienation of Benefits.

The Company shall not in any manner be liable for or subject to the debts or liabilities of any individual by reason of the existence or operation of the Plan. No right or benefit under the Plan shall, at any time, be subject to alienation, sale, transfer, assignment, pledge, or any encumbrance of any kind. If an Eligible Employee or former Eligible Employee shall attempt to or shall alienate, sell, transfer, assign, pledge or otherwise encumber his or her rights, benefits, or amounts payable under the Plan, or any part thereof, or if by reason of his or her bankruptcy or other events happening at any time, such benefits would otherwise be received by anyone else or would not be enjoyed by him or her, the Plan Administrator in its sole discretion may terminate his or her interest in any such right or benefit and hold or pay it to, or for the benefit of, such person, his or her spouse, children, or other dependents, or any of them as the Plan Administrator may determine.

I.	No Employment Contract.

Nothing contained in this Plan shall be construed to be an employment contract between any employee and the Company nor shall it prohibit the Company from being able to terminate any employee, or the employee from being able to quit, at any time, at the will of the Company or the employee, respectively, for any reason or for no reason, with or without notice. All Company employees remain employees at-will. No rights shall be deemed to vest under the Plan.

J.	Governing Law.

This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Illinois, to the extent not preempted by applicable federal law.

K.	Dispute Resolution.

1.	In the event of a dispute under this Plan between the Company and an employee where Article IV is not applicable, the dispute shall be promptly submitted to binding arbitration. In the event the requirements of Article IV have been satisfied with respect to a claim for benefits under the Plan, the claim may be voluntarily submitted to arbitration by mutual agreement of the Company and the claimant. Any such arbitration hearing shall be completed within ninety (90) days of the submission to arbitration.

2.	Such arbitration shall be conducted in accordance with this Plan and, where not inconsistent, the appropriate commercial arbitration rules of the American Arbitration Association (“AAA”), and shall be held in the City of Chicago at such location within Chicago as shall be determined by the AAA. Each side shall name one arbitrator. The two arbitrators shall select a third arbitrator either by mutual agreement or from a list submitted by the AAA in accordance with AAA rules. The arbitrators shall permit reasonable discovery in accordance with Federal Rules of Civil Procedure and the local Rules of the U.S. District Court for the Northern District of Illinois. The arbitrators shall make written findings of fact and conclusions of law reflecting the appropriate substantive law. The decision of the arbitrators shall be rendered within thirty (30) days of the close of the arbitration hearing and shall be final and binding. The Company and the employee shall pay their respective expenses of arbitration and legal fees, and the expenses of the arbitrators and the AAA shall be equally shared; provided, however, that if, in the opinion of the arbitrators, any claim under this Plan or any defense in objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses (including reasonable attorneys’ fees of the other party and arbitrators’ fees under the standards and law applicable under Rules 11 and 27 of the Federal Rules of Civil Procedure) against the party raising such unreasonable claim, defense or objection.

3.	In any arbitration proceeding pursuant to subsection (2) above, this Plan shall be governed as to all matters, including validity, interpretation and enforcement, by the laws of the State of Illinois, except as superseded by the laws of the United States.

4.	Judicial orders to enforce the arbitration provisions of this Plan and otherwise in aid of arbitration may be entered by the federal and state courts located in Chicago, Illinois, at any time prior to or after a final decision by the arbitrators, and the Company and employee hereby submit to personal jurisdiction in the State of Illinois and to venue in such courts.

L.	Section 409A.

This Plan is intended to provide benefits that are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and it shall be administered and interpreted in accordance with that intent. Specifically, (i) severance pay benefits are intended to be exempt short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4) and (ii) COBRA premium reductions and outplacement assistance are intended to be exempt separation pay plan benefits pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v).

VI. PARTICIPANT RIGHTS

Eligible Employees (“participants”) are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants will be entitled to:

A.	Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including insurance contracts, and, if applicable, a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of a Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series), if applicable, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

B.	Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

C.	Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal Court (after exhausting the Plan’s claims and appeals procedures, as set forth in Article IV). In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in Federal Court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file a suit in Federal Court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the party you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

D.	Assistance With Your Questions

If you have any question about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

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